Exhibit 99.1

News Release

Uranium Resources Announces 1-for-12 Reverse Stock Split

CENTENNIAL, Colo., March 8, 2016 – Uranium Resources, Inc. (Nasdaq: URRE; ASX: URI), a leading exploration, development, and uranium production company, announced today that the previously approved reverse split of its common stock became effective following the close of trading on March 7, 2016.  The consolidated common shares listed on Nasdaq and the CHESS Depository Interests (CDIs) listed on ASX are to begin trading on a split-adjusted basis as of March 8, 2016 and March 9, 2016, respectively.  On February 11, 2016 at a special meeting of stockholders, the Company received overwhelming support, with 93.2% voting “FOR” a charter amendment permitting the Company to affect a reverse split.  The primary purpose of the reverse split was to bring URI into compliance with Nasdaq’s $1.00 minimum bid price requirement to maintain the Company’s stock listing on Nasdaq.

When the reverse stock split becomes effective, every 12 shares of issued and outstanding URI common stock will be combined into one issued and outstanding share of common stock with no changes to the par value of the shares.  The reverse split will reduce the number of URI’s outstanding common stock from approximately 61.82 million shares to approximately 5.15 million shares.  In addition, effective upon the reverse stock split, the number of authorized shares of the Company’s common stock will be reduced from 200 million to 100 million.  The reverse split will also reduce the number of URI's quoted CDIs on the ASX from approximately 10.3 million to approximately 861,000.  No fractional shares will be issued as a result of the reverse stock split.  Any fractional shares that would have resulted will be settled in cash.  In addition, the Company's outstanding options will be consolidated in the same ratio as the common stock and the exercise price amended in inverse proportion to that ratio.

About Uranium Resources

Uranium Resources, Inc. (URI) is focused on advancing to near-term production the Temrezli in-situ recovery (ISR) project in Central Turkey. URI also controls extensive exploration properties under nine exploration and operating licenses covering approximately 32,000 acres (over 13,000 ha) with numerous exploration targets, including the potential satellite Sefaatli Project, which is 30 miles (48 km) southwest of the Temrezli Project. In Texas, the Company has two licensed and currently idled processing facilities and approximately 14,000 acres (5,700 ha) of prospective ISR projects. In New Mexico, the Company controls minerals rights encompassing approximately 190,000 acres (76,900 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977, URI also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Uranium Resources Contact:

Robert Winters, Alpha IR Group

929-266-6315

www.uraniumresources.com